Exhibit d(20)
Amendment for Roth IRA Retirement Plan (Effective Date January 1, 2023)
This Amendment is made a part of the Contract to which it is attached and is effective on the later of the Effective Date shown above or the Contract Date. This Contract is intended to qualify as a Roth IRA under sections 408(b) and 408A of the Internal Revenue Code (“Code”). At the request of the Owner, the Contract is amended by this Amendment to permit the Contract to qualify as a Roth IRA. This Amendment supersedes any conflicting terms in the Contract and any prior Amendment for Roth IRA Retirement Plan. References to “section” are to sections of the Code or the regulations under the Code and include any successor provisions of the Code or regulations.
1.	This Contract is established for the exclusive benefit of the Owner and the Owner’s beneficiary(ies). Joint or Contingent Owners cannot be named under the Contract.
2.	The Owner of this Contract shall be the Annuitant. All distributions while the Owner is alive must be made to the Owner.
3.
The entire interest of the Owner is non-forfeitable. This Contract may not be transferred, sold, assigned, discounted or pledged as collateral for a loan, or used as security for the performance of an obligation, or for any other purpose (other than a transfer incident to a divorce or separation instrument pursuant to section 408(d)(6)).

4.
Contributions - Contributions to this Contract must be paid in cash and, except in the case of a trustee-to-trustee transfer from another Roth IRA, a recharacterization described in section 408A(d)(6), or a qualified rollover contribution described in section 408A(e), contributions may not exceed the maximum amount permitted under sections 219(b) and 408A(c) or other application provisions of the Code. The annual contribution limit is reduced or eliminated to the extent provided in section 408A(c)(3). This Contract does not require fixed premiums and does not permit contributions under a SEP IRA or SIMPLE IRA plan. Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from an IRA used in conjunction with a SIMPLE IRA plan prior to the expiration of the two-year period beginning on the date the individual first participated in that employer's SIMPLE IRA plan. Pursuant to the rules in section 1.408A-5 of the IRS regulations, a regular contribution to a non-Roth IRA may be recharacterized as a regular contribution to this Roth IRA, subject to the limits in this paragraph.

5.
Inherited Roth IRA – If this Roth IRA is an inherited IRA within the meaning of section 408(d)(3)(C) maintained for a beneficiary of a deceased individual, (1) references in this Amendment to the "Owner" are to the deceased individual, (2) such beneficiary must be the Annuitant, and (3) no contributions can be made other than a direct rollover or transfer from an eligible retirement plan of the deceased individual in accordance with federal tax law. For purposes of the foregoing sentence, an “inherited IRA” includes a Roth IRA maintained for a beneficiary who is the surviving spouse of the deceased individual if such beneficiary has not elected to treat this Roth IRA as their own.

6.
Distributions - Notwithstanding any provision in this Contract to the contrary, distribution of the entire interest in this Contract must be made in accordance with the requirements of sections 408(b)(3) and 401(a)(9), as modified by section 408A(c)(4), and the IRS regulations thereunder, the provisions of which are herein incorporated by reference.

(a)
No amount is required to be distributed prior to the death of the Owner. If the Owner is alive on the date that annuity payments are to commence under this Contract, such payments will commence on that date. If annuity payments commence while the Owner is alive, they may need to be modified after the death of the Owner or beneficiary in order to comply with the minimum distribution requirements of section 401(a)(9)(B).

(b)
If the Owner dies before the entire interest in this Contract is distributed, the remaining interest of any “designated beneficiary” within the meaning of section 401(a)(9)(E)(i) (generally, an individual) must be distributed by December 31st of the year containing the 10th anniversary of the Owner’s death. Alternatively, if the designated beneficiary is an “eligible designated beneficiary” within the meaning of section 401(a)(9)(E)(ii) (an “EDB”), they may elect to “stretch” distributions over their life or a period not extending beyond their life expectancy. Stretch distributions must start by December 31st of the year following the year the Owner died and must end by the earlier of (1) December 31st of the year containing the 10th  anniversary of the EDB’s death, or (2) such earlier date required by section 401(a)(9). If the Owner’s beneficiary is not a designated beneficiary, the entire remaining interest must be distributed by December 31st of the year containing the 5th anniversary of the Owner’s death, and stretch distributions over life or life expectancy are not allowed.

(c)	If the Owner’s sole designated beneficiary is their surviving spouse, the following rules apply to the extent required or permitted under the Code and regulations:
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Provided that the spouse is treated as making any election required by the Code for the following treatment to apply, (1) the date that “stretch” distributions must commence pursuant to paragraph (b) above will not be earlier than the date on which the Owner would have attained the “applicable age” as defined in section 401(a)(9)(C)(v), and (2) if the spouse dies before “stretch” distributions are required to start (and before annuity payments commence), paragraph (b) above shall apply as if the spouse were the Owner rather than a beneficiary.

•
The spouse may treat this Contract as the spouse's own Roth IRA. This election will be deemed to have been made if the spouse makes a contribution to this Contract or fails to take required distributions as a beneficiary.  An election described in this paragraph may be subject to timing limits and other requirements under IRS regulations, which are incorporated herein by reference.

(d)
If the Owner died before January 1, 2020, the minimum distribution rules of the Code prior to 2020 apply and are incorporated herein by reference.  In such case, if the Owner’s beneficiary dies after January 1, 2020, the entire remaining interest in this Contract must be distributed by the end of the 10th year after the beneficiary’s death.

(e)
For purposes of required minimum distributions, life expectancy is determined using the applicable tables in section 1.401(a)(9)-9 of the regulations under the Code and in the manner required by such regulations.

(f)
The “entire interest” in the IRA includes the amount of any outstanding rollovers, transfers, and recharacterizations. Prior to annuity payments commencing, the “entire interest” is the dollar amount credited under this Contract plus the actuarial value of certain other benefits, such as guaranteed death benefits.

(g)	Before annuity payments commence, the beneficiary may take required distributions with respect to this Roth IRA from any other Roth IRA the beneficiary holds from the same decedent.
(h)
Annuity payments made after the Owner’s death must satisfy the applicable requirements of sections 1.401(a)(9)-5 and 1.401(a)(9)-6 of the IRS regulations, including limits on payout durations. Except as otherwise permitted under the Code and regulations, annuity payments must (1) be made at least annually in uniform intervals, and (2) be non-increasing. Annuity payments may need to be accelerated after the Owner’s or beneficiary’s death in order to comply with the minimum distribution rules of section 401(a)(9)(B). We reserve the right to limit the options under which annuity payments may be made in order to ensure that payments to be made after the Owner’s death will satisfy sections 408, 408A, and 401(a)(9) and the regulations thereunder.

7.
If no purchase payments are received under this Contract for two full consecutive Contract years and any paid-up annuity benefit arising from the purchase payments made prior to such two-year period is less than $20 a month, the Company may terminate the Contract by payment in cash of the then present value of the paid-up benefit.

8.	The Owner agrees to provide the Company with information necessary for the Company to prepare any reports required under the Code and under guidance published by the IRS.
9.	The Company shall furnish to the Owner annual reports concerning the status of this Contract.
This Amendment and this Contract shall be interpreted in accordance with sections 408(b), 408A, and 401(a)(9) and the regulations thereunder. To assure the Contract’s continued treatment as a Roth IRA, the Company has the right at any time to amend this Contract in order to comply with the Code, regulations, and IRS guidance.
Signed for Lincoln Life & Annuity Company of New York.